Exhibit 4.3

AMENDMENT NO.1

TO

TUNIU CORPORATION

2014 SHARE INCENTIVE PLAN

This Amendment (“Amendment”), dated as of November 27, 2023, is made by Tuniu Corporation (the “Company”) to the 2014 Share Incentive Plan adopted by the Company in April 2014 (the “Plan”).

WHEREAS, the Company maintains the Plan to promote the success and enhance the value of the Company by providing incentives to certain directors, employees and consultants;

WHEREAS, pursuant to Section 12.1 of the Plan, the board of directors of the Company may amend any provision of the Plan at any time; and

WHEREAS, the Company desires to amend the term of the Plan and the maximum term of an Option (as defined in the Plan) under the Plan and make certain other relevant amendments to the Plan.

NOW, THEREFORE, the Company hereby amends the Plan as follows:

1.Amendment to Section 5.1(b). Section 5.1(b) of the Plan shall, as of the date of this Amendment, be amended by deleting it in its entirety and replacing it with the following new Section 5.1(b):

(b) Time and Conditions of Exercise. The Committee shall determine the time or times at which an Option may be exercised in whole or in part, including exercise prior to vesting; provided that the term of any Option granted under the Plan shall not exceed twenty years, except as provided in Section 12.1. The Committee shall also determine any conditions, if any, that must be satisfied before all or part of an Option may be exercised.

2.Amendment to Section 5.2(d). Section 5.2(d) of the Plan shall, as of the date of this Amendment, be amended by deleting it in its entirety and replacing it with the following new Section 5.2(d):

(d) Expiration of Incentive Share Options. No Award of an Incentive Share Option may be made pursuant to this Plan after the twentieth anniversary of the Effective Date.

3.Amendment to Section 11.2. Section 11.2 of the Plan shall, as of the date of this Amendment, be amended by deleting it in its entirety and replacing it with the following new Section 11.2:

11.2 Expiration Date. The Plan will expire on, and no Award may be granted pursuant to the Plan after, the twentieth anniversary of the Effective Date. Any Awards that are outstanding on the twentieth anniversary of the Effective Date shall remain in force according to the terms of the Plan and the applicable Award Agreement.

4.Amendment to Section 12.1. Section 12.1 of the Plan shall, as of the date of this Amendment, be amended by deleting it in its entirety and replacing it with the following new Section 12.1:

12.1 Amendment, Modification, and Termination. At any time and from time to time, the Board may terminate, amend or modify the Plan; provided, however, that to the extent necessary to comply with Applicable Laws or stock exchange rules, the Company shall obtain shareholder approval of any Plan amendment in such a manner and to such a degree as required.

5.Governing Law. This Amendment shall be governed by and construed in accordance with the laws of the Cayman Islands.

6.Incorporation. This Amendment shall be and is hereby incorporated in and forms a part of the Plan.

7.Ratification. All other provisions of the Plan remain unchanged and are hereby ratified by the Company.

[Signature Page follows]

IN WITNESS WHEREOF, the Company hereto has executed this Amendment as of the day and year first set forth above.

TUNIU CORPORATION

By: /s/ Dunde Yu
Name: Dunde Yu
Title: Chairman of the Board of Directors and Chief Executive Officer